As filed with the Securities and Exchange Commission on June 24, 2026

Registration No. 333-282032

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-282032

UNDER

THE SECURITIES ACT OF 1933

Centessa Pharmaceuticals plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1612294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3rd Floor, 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

+1 (617) 468-5770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristina M. Wright

Centessa Pharmaceuticals plc

Lilly Corporate Center

Indianapolis, Indiana 46285

(317) 276-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon Freiman, P.C.

Tamar Donikyan

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

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		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Centessa Pharmaceuticals plc, a public limited company incorporated under the laws of England and Wales (the “Company”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statement as of the date hereof:

•

Registration Statement No.  333-282032, filed with the SEC on Form S-3 on September 11, 2024, pertaining to the registration of ordinary shares, nominal value £0.002 per share, including ordinary shares represented by the Company’s American Depositary Shares, debt securities, warrants, and units.

On June 24, 2026, the Company, Eli Lilly and Company (“Lilly”) and LDH XV Corporation, a wholly owned subsidiary of Lilly (“Purchaser”), completed the transactions contemplated by that certain transaction agreement, dated March 31, 2026, by and among the Company, Lilly and Purchaser (the “Transaction Agreement”). Pursuant to a court-sanctioned scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme of Arrangement”), Purchaser acquired the entire issued and outstanding ordinary share capital of the Company (the “Acquisition”) and the Company became a wholly owned subsidiary of Lilly.

The Acquisition was conditioned on, among other things, the sanction of the Scheme of Arrangement by the High Court of Justice of England and Wales (the “Court”) and the delivery of the order of the Court sanctioning the Scheme of Arrangement (the “Court Order”) to the Registrar of Companies in England and Wales (the “Registrar”). On June 22, 2026, the Court sanctioned the Scheme of Arrangement. On June 24, 2026, the Court Order was delivered to the Registrar, at which time the Scheme of Arrangement became effective.

As a result of the Acquisition, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby amends the Registration Statement and removes from registration any and all securities of the Company registered for issuance under the Registration Statement that remain unsold as of the date hereof, and hereby terminates the effectiveness of the Registration Statement. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on June 24, 2026.

CENTESSA PHARMACEUTICALS PLC

By:	/s/ Kristina M. Wright
Name: Kristina M. Wright
Title: Director

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.